LUCKYCOM

Ref No.: LUCK/BM/2013-2014/01

Certified True Copy of the Resolution passed at the Board Meeting held on 2nd Jan 2013 at 4:00 p.m. at the registered office of LUCKYCOM INC.

The following Executives were Present:
Mr. Kingrich J. Lee

Proceedings:

1. **Authorization to Mr. Kingrich J. Lee**

The board unanimously passed a resolution appoint Mr. Kingrich J. Lee as the President & Secretary& Treasure& Director of the company effected on 2nd Jan 2013.

"Resolved that Mr. Kingrich J. Lee has been appointed President/Secretary/Treasure/Director of the company with immediate effect on 2nd Jan 2013.,and is hereby authorized to sign and file initial list of officers, directors and registered agent and state business license application to Nevada Secretary of State.

The board have authorized Mr. Kingrich J. Lee to appoint different parties involve into LUCKYCOM Inc. listing in OTCBB market.

"Resolved that Mr. Kingrich J. Lee has been authorized to appoint relative parties to prepare the Listing activities of LUCKYCOM INC. into OTCBB market.

2. **Appoint to BHP Capital Markets Hong Kong Ltd.**

The board unanimously passed a resolution appoint as **BHP Capital Markets Hong Kong Ltd.** as custodian for LUCKYCOM INC. offering in Asia and responsible for relative coordination with Asian investors.

"Resolved that BHP Capital Markets Hong Kong Ltd. has been appointed custodian for LUCKYCOM INC. offering fund with effect on 3rd Jan 2013.,and separated custodian agreement will be signed by two parties. And LUCKYCOM INC. agree to pay the custodian a monthly service fee US$5200/Month''

3. Reimbursement to Mr. Kingrich J. Lee.

The board has agreed to pay Mr. Kingrich J. Lee US$4520/month for current LUCKYCOM INC. shell status operation in USA and Hong Kong, and the board will review and consider new official package for Kingrich J. Lee service to the company if the company develop into certain actual operation in business. And the payment will be paid through BHP Capital Markets Hong Kong Ltd. until proper US operation built-up.

"Resolved that Mr. Kingrich J. Lee will be reimbursed US$4520/month as initial package for current LUCKYCOM INC. shell company status operation as defined by Rule 12b-2 of the Exchange Act. Rule 12b-2 of the Exchange Act defines a "shell company" as a registrant that has "nominal operations" and "assets consisting solely of cash and cash equivalents and nominal other assets. And

the payment will be paid through BHP Capital Markets Hong Kong Ltd. until proper US operation built-up. and the board will review and consider new salary package for Kingrich J. Lee service to the company if the company develop into certain actual operation in business other than current shell company status.

4. Vote of Thanks

There being no further business for consideration at the meeting, the meeting came to an end with a hearty vote of thanks.

For LUCKYCOM, INC.

Kingrich J Lee
President/Secretary
Date: Jan 2nd 2013